                                                REGISTRATION FILE NO. 811-______

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                     =======================================
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                                   TIAA-CREF INSTITUTIONAL MUTUAL FUNDS
                                        ------------------------------------

Address of Principal Business Office:             730 Third Avenue
(No. & Street, City, State, Zip Code)      New York, New York  10017-3206
                                           ------------------------------

Telephone Number (including area code):            (212) 916-4000
                                                   --------------

Name and address of agent for service of process:                           Copy to:
Peter C. Clapman, Esquire                                                   Steven B. Boehm, Esquire
TIAA-CREF Institutional Mutual Funds                                        Sutherland Asbill & Brennan LLP
730 Third Avenue                                                            1275 Pennsylvania Avenue, N.W.
New York, New York  10017-3206                                              Washington, D.C.  20004-2415

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [X] No [ ]

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 20th day of April, 1999.

                                      TIAA-CREF INSTITUTIONAL MUTUAL FUNDS



                                       By: /s/ Peter C. Clapman
                                           -------------------------------------
                                           Peter C. Clapman
                                           President


Attest:  /s/ Lisa Snow
         -----------------------------------
         Lisa Snow
         Secretary